AMENDMENT TO THE ATM EQUITY OFFERING SALES AGREEMENT
February 20, 2026
BOFA SECURITIES, INC.
One Bryant Park
New York, New York 10036
ROBERT W. BAIRD & CO. INCORPORATED
777 East Wisconsin Avenue, 18th Floor
Milwaukee, Wisconsin 53202
HUNTINGTON SECURITIES, INC.
41 South High Street
Columbus, Ohio 43215
JANNEY MONTGOMERY SCOTT LLC
1717 Arch Street
Philadelphia, PA 19103
Ladies and Gentlemen:
Reference is made to the At-The-Market Equity Offering Sales Agreement, dated May 12, 2025, including any exhibit or annex thereto (the “Original Agreement”), among BofA Securities, Inc., Robert W. Baird & Co. Incorporated and Janney Montgomery Scott LLC (each, an “Agent”, and collectively, the “Agents”), and Middlesex Water Company, a New Jersey corporation (the “Company”), pursuant to which the Company agreed to sell through the Agents, shares of common stock, par value $0.001 per share, of the Company. All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby enter into this amendment (this “Amendment”) to amend the Original Agreement to terminate Janney Montgomery Scott as an Agent and add Huntington Securities, Inc. as an Agent, as follows:
1.All references to the “Prospectus Supplement”, with respect to sales to be made under the Registration Statement, shall be deemed to include the prospectus supplement to be dated February 20, 2026.
2.Section 10 of the Original Agreement shall be amended by replacing the notice information for Janney Montgomery Scott LLC with the following notice information for Huntington Securities, Inc.:

Huntington Securities, Inc.
41 South High Street
Columbus, OH 43215
Attention: Peter Dippolito / Equity Capital Markets
Emails: peter.dippolito@huntington.com, equitycapitalmarkets@huntington.com
Facsimile: (877) 807-4721
3.Annex I of the Original Agreement shall be amended by replacing the name and address of Janney Montgomery Scott LLC with the following:
Huntington Securities, Inc.
41 South High Street
Columbus, OH 43215
4.All other references to “Janney Montgomery Scott LLC” or “Janney Montgomery Scott” shall be deemed to have been replaced with “Huntington Securities, Inc.”
5.The Company represents and warrants to, and agrees with the Agents that this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.
6.This Amendment together with the Original Agreement (including any schedule or annex attached hereto and thereto and Placement Notices issued pursuant hereto and thereto), constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and the Agents. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean, with respect to sales to be made under the New Registration Statement, the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement with respect to sales made under the Original Registration Statement.
7.THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CHOICE OF LAW PROVISIONS.

8.This Amendment may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but such respective counterparts shall together shall constitute one and the same instrument, and may be delivered by facsimile transmission or by electronic delivery of a portable document format (PDF) file (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com). The invalidity or unenforceability of any section, paragraph or provision of this Amendment shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Amendment is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.
[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding among the Company and the Agents, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement among the Company and the Agents.
Very truly yours,

MIDDLESEX WATER COMPANY
By:	/s/ Mohammed G. Zerhouni
Name: Mohammed G. Zerhouni
Title: Sr. Vice President, Chief Financial Officer, and Treasurer

[Signature Page to Amendment to the ATM Sales Agreement]

Accepted as of the date hereof:

BOFA SECURITIES, INC.
By:	/s/ Marley Smith
Name: Marly Smith
Title: Managing Director

ROBERT W. BAIRD & CO. INCORPORATED
By:	/s/ Sandy Walter
Name: Sandy Walter
Title: Managing Director, Co- Head of Equity Capital Markets

HUNTINGTON SECURITIES, INC.
By:	/s/ Peter Dippolito
Name: Peter Dippolito
Title: Head of Equity Capital Markets

JANNEY MONTGOMERY SCOTT LLC
By:	/s/ Caroline Hall
Name: Caroline Hall
Title: Chief Compliance Officer

[Signature Page to Amendment to the ATM Sales Agreement]